Exhibit 99.1

Surge Global Energy Restates 2007 Financial Statements and Announces Sale of Santa Rosa Property

Solana Beach, CA
Surge Global Energy, Inc (SRGG) announced today that the Company has concluded its review of the Canadian income tax liability relating to the disposition of certain assets to North Peace Energy which occurred in June 2007.

On March 24, 2008, the Company completed its review of the Canadian tax liability and restated its 10QSB filings for quarters ended June 30, 2007 and September 30, 2007 with the Securities and Exchange Commission to reflect the additional accrual of taxes. As of September 30, 2007 the Company’s Canadian tax liability relating to the sale increased to $5.4 million from previously reported $1.1 million, an increase of approximately $4.3 million including foreign currency translation adjustments.. Unrestricted cash on hand at the end of the third quarter was $7.5 million. The Company continues to actively seek tax mitigation strategies as well as potential M &A activity to defer some or all of the Canadian tax.

The Company is pleased to announce the sale of its 17.52% interest in the Santa Rosa Property to a subsidiary of Oromin Explorations Ltd. for $600,000 in cash and the return to Surge of 1,000,000 shares of Surge's common stock, which shares will be canceled. The purchase price is the same consideration initially paid to Oromin Explorations, Ltd.

The Company believes that the cash and stock can be redeployed more effectively in other oil & gas drilling and exploration projects. The Santa Rosa property had been written off for financial statement purposes in December 2004, and therefore the Company will record a gain of $600,000 on this transaction for financial statement purposes and an increase of $100,000 in additional paid-in capital for the quarter ending March 31, 2008.

The Company’s Annual Shareholders Meeting was conducted in San Diego on March 18, 2008. At that meeting, the shareholders elected E. Jamie Schloss, Barry Nussbaum, Kenneth Polin, Jeffrey Bernstein, Charles Sunny Sage, Mark Fritz, and Dale Fisher as Company Directors. Board Chairman Mr. Nussbaum and Chief Executive Officer Mr. Schloss addressed those in attendance and answered questions from interested shareholders. In addition, RBSM LLP were again selected to be the Company’s independent registered public accounting firm. More than 29,000,000 shares voted or were in attendance at the meeting and less than 100,000 shares opposed the new slate of directors.

At the board of directors meeting following the shareholder meeting, E. Jamie Schloss was re-elected as Chief Executive Officer and Barry Nussbaum was re-elected as Chairman of the Board for new terms beginning on that date.

Surge Global Energy, Inc.
E. Jamie Schloss, Chief Executive Officer
Surgeglobalshare@aol.com
858-720-9900